UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under § 240.14a-12
Avanos Medical, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Important Information

The following communications relate to the proposed acquisition of Avanos Medical, Inc., a Delaware corporation (the “Company” or “Avanos”), by A-AV Holdco I, Inc., a Delaware corporation (“Parent”) that is affiliated with American Industrial Partners (“AIP”), and AV MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to the Agreement and Plan of Merger, dated as of April 13, 2026, by and among the Company, Parent and Merger Subsidiary.

On May 5, 2026, the Company distributed: (i) an email message to all employees of the Company; (ii) a set of talking points made available to the Company’s senior leadership team; and (iii) a presentation and related remarks delivered at a town hall meeting for the Company’s Global Finance team.

Important Additional Information

In connection with the proposed transaction, Avanos intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A (the “Proxy Statement”). The definitive Proxy Statement (if and when available) will be mailed to stockholders of Avanos. Avanos may also file with or furnish to the SEC other relevant documents regarding the proposed transactions. This communication is not a substitute for the Proxy Statement or any other document that Avanos may mail to its stockholders in connection with the proposed transactions.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Avanos Medical, Inc., its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Avanos’ stockholders in connection with proposed transactions under the rules of the SEC. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transactions when they become available. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in its securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Investors section of Avanos’ website at www.avanos.com.

FOR INTERNAL USE ONLY

Team,

Q1 2026 was a standout start to the year!

As Scott Galovan, our CFO, shared earlier today in his Q1 earnings update, we built on our 2025 momentum to deliver double-digit organic revenue growth, driven by strong execution across the business – an important milestone and a level of performance we have not consistently achieved in recent years. This is great news!

This same message was echoed in our Commercial team’s Q1 Global Sales & Marketing Update, shared by Carrie Fenton, Vice President, North America Sales; Jamie Handler, Vice President, Global Marketing; Kelly Hansen, Senior Director, Game Ready Sales & Marketing; and Dieter Krines, Vice President, International Sales.

I encourage you to read both Scott’s earnings update and the Commercial update to see how this performance came together – and the impact of your contributions across Avanos.

AIP Partnership
Now that we’ve had some time since our April 14 announcement, I wanted to share a quick update and a few early impressions following more time with AIP.

Last week, the Senior Leadership Team had a very productive dinner with the AIP team, and we all came away encouraged. First and foremost, they asked us to pass along their congratulations to all of you. They are genuinely impressed with this team and the work that’s gotten us to this point. That’s not just polite commentary; it’s what sparked their interest in the first place. They’ve spent the better part of a year studying our business, our products, and our trajectory. Our improved performance, and the strategy we’ve been executing to become a more focused medtech company, is what ultimately drew them in.

They’re excited to be our new owners. They believe in our team and our business, and they want to invest behind both. Just as important, they’re very clear about what they are, and what they are not. They are not a healthcare company, and they see us as the experts. That’s a good place for us to be.

AIP is a private equity firm with deep technical and operational expertise – largely engineers – who pride themselves in solving hard problems. They are thoughtful, grounded, and bring a high standard of excellence. Their mindset is that they work for us, and their role is to help make us successful by enabling our ideas, unlocking opportunities, and bringing additional perspectives and expertise from the outside.

From a practical standpoint, their investment is meant to help us move faster and go further. We expect that going private will give us greater flexibility to make decisions quickly, operate more entrepreneurially, and invest in growth, including innovation and potential acquisitions. AIP sees their role as providing capital and support to accelerate our progress.

We still have a lot of work ahead of us, but nothing changes today: our roles, responsibilities, and day-to-day work remain the same. Staying focused on execution is the most important thing we can do, and as always, our focus remains on getting patients back to what matters.

I wanted to share these initial impressions directly. I’m encouraged by what I’ve seen so far and by the kind of partnership AIP is aiming to build with us. More to come as we continue through the process.

Staying the Course
One of the ways we remain competitive in the changing marketplace is by making sure our employees have access to ongoing training. Our teams in Mexico do a great job in this area, and their efforts continue to pay off, as evidenced by a recent recognition from the Global Electronics Association of Mexico.

I also continue to be impressed by the ways in which we demonstrate our Values in everyday actions. One example is the Fix One Thing Fair – an event that highlighted the great work our teams are doing around the world to enhance individual focus areas and drive meaningful efficiency and quality improvements. What a great representation of our Global Collaboration, Accountability, and Efficiency Values!

I appreciate the commitment each of you brings to work every day. Because of your efforts, we are well positioned for what’s ahead, with a clear strategy and strong momentum behind us. Thank you for all you do to move us forward. I’m excited about what we’ll accomplish next, as one team.

All the best,
Dave

Previous Quarterly Update:
Q4/Full Year 2025 Quarterly Update to Employees

Dave Pacitti
Chief Executive Officer

AIP Transaction – SLT Talking Points
FOR INTERNAL USE ONLY; NOT FOR DISTRIBUTION

1. Leadership Expectations and Narrative
•Set the tone: be confident, positive, and grounded in fact.
•Drive consistency: use approved messaging (CEO note, FAQ), avoid speculation.
•Escalate unknowns: don’t guess – route questions appropriately.
•External validation from AIP reinforces strength of our strategy and team.
•We are entering the next phase with momentum, with investment, as one team.
2. Stakeholder Messaging (External & Internal)
•To employees: “Great outcome, strong future, no immediate changes.”
•To customers/partners: “This positions us to better meet your needs over time.”
•Social/media: Like and share official content only; no new posts.
3. The Announcement
•Avanos has entered an agreement to be acquired by AIP in a transaction valued at ~$1.27B.
•Upon close, Avanos will become a privately held company.
•Expected close: second half of 2026, subject to approvals.
•Reinforce: This is a milestone, not a change to today.
4. Performance & Context
•We’re coming off another quarter of solid financial performance.
•This momentum is the result of strategic choices to become a more focused medtech company.
•Reinforce: Our performance and clarity of strategy are what made this moment possible.
5. Why This Deal / Why Now
•Our Board determined this is the right path to maximize shareholder value and long-term growth.
•Built on strong business performance, clear strategy, momentum toward $1B revenue by 2030.
•AIP was attracted by our team, our innovation and culture, and our trajectory.
•Reinforce: We earned this outcome through execution and focus.
6. Who AIP Is
•Operationally focused private equity firm with deep expertise in industrial and engineered products.
•They partner with management, bring operational and technical expertise, and support growth.
•They see Avanos as the healthcare experts, and respect our purpose, people, and culture.
•Reinforce: This is a partnership model, not a takeover mindset.
7. What This Enables
•Faster decision-making, greater flexibility, more entrepreneurial execution.
•Increased ability to invest in our innovation roadmap, growth initiatives, potential M&A.
•AIP’s role is to provide capital + capability to accelerate what we’re already doing.
•Reinforce: Move faster, go further.
8. What Does NOT Change
•Roles, responsibilities, and day-to-day work remain the same.
•No anticipated changes to compensation or benefits, company name, brand, or HQ (Alpharetta).
•Business continues as usual until close.
•Reinforce: Stay focused on execution and patients.
9. What It Means for Employees
•AIP is investing in our people, our capabilities, our future growth.
•Employees should expect continuity in day-to-day work and stability through the transition.
•For shareholders: $25/share at close; equity vesting accelerates
10. Timeline & What to Expect Next
•Now → Close (2H 2026): Business as usual, ongoing updates as details are finalized.
•At close: transition to private company, no expected day-to-day disruption.

AVANOS

GLOBAL FINANCE TOWN HALL

May 5, 2026

Presented by Scott Galovan, SVP, Chief Financial Officer

Partnership At-a-Glance

American Industrial Partners
+
Avanos Medical

- No immediate changes – business as usual
- Your roles, responsibilities, and day-to-day work remain the same
- Look at AIP as our ***growth partner***
- Experienced operational experts with strong track record
- Close expected H2 2026

Global Finance Town Hall
May 5, 2026

[Excerpts]

AI-generated content may be incorrect

Great. So that's why we, that's what should energize us and motivate us to do our jobs every day. We get to work in this industry that we help people that have pain or other life challenges. And so it makes our jobs actually a little easier to do every day, knowing that at the end, we're helping patients. So first thing I want to cover is obviously we had an announcement recently that we have signed an agreement to be acquired by AIP.

So I wanted to just address that a little bit. So first is there's no immediate changes. It's business as usual. The transaction won't close until later this year. So for now, we continue to operate as we always have. Your roles, responsibilities, and day-to-day work remain the same. We continue to operate in the same way.

And we should look at AIP as a growth partner. They've been very impressed with the steps that we've taken over the last several quarters, especially to execute on our strategic imperatives, which we'll talk about, and the results that we've had. So they were really drawn into us. They don't have healthcare investments, so they're really interested in this sector, and we're their first investment really in healthcare. So they've been very impressed with what we've done. They're experienced operational experts, so their background is really in operations. So a lot of strength in that area that will be able to help us.

And again, we expect to close later this year. We're going through some of the requirements that it takes, some of the regulatory requirements to get to closing. Okay?

Oh, Fred has a question. My turn. Now, quick question. Can you share maybe a little more about AIP's investment thesis, meaning why did they buy Avanos? What do they want to do with the company? Sure. So AIP is, we know through our discussions with them, they've been kind of following our story for the better part of a year. And as part of that, they've seen us continue to execute against our strategic imperatives. They've also expressed an interest in being in healthcare. And so what they've shared with us and characterized is, again, they're really aligned with the direction that we're headed with our different segments, the way that we're allocating or deploying capital into M&A the way that we've refined our PDP process that Sig just talked about. Their investment thesis is kind of continue on the trajectory that we're on. That's what they've shared with us. So that's why back to business as usual, really is business as usual. I think they view this as something that's a business that's really headed in the right direction and very aligned to our strategic imperatives. So that's been good for us to hear. Makes us feel like we are executing in the right way. Yeah.

Do you foresee continued acquisitions being a part of AIP strategy? Yes, absolutely. So one thing that I should have shared earlier when we went through and M&A was one of the imperatives is we recently worked with a consulting group called Health Advances and Maggie Galloway led this project, which was to assess some of the adjacent markets that we might enter through M&A. We obviously have our core markets, long-term feeding, short-term feeding, intelligent feeding. But then it was where else could we look for acquisitions, right? Where else could we invest? Where do we have a right to win? What are attractive markets for us to be in that have the right level of competitive intensity, low, good market growth, high unmet needs, and where we can win. And so we worked with this group. We just had their final report a couple weeks ago. And the output of that is we're going to continue to look in areas like the NICU. We think there's other areas, like in GI, that we have a right to win.

And so we actually, as part of this process, we've shared, we actually shared this report with AIP and they were really impressed and energized. So absolutely, they've shared with us that they want to continue to look at acquisitions to build on our strategic segments.

Okay.